File No. 812-

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Morgan Stanley Direct Lending Fund, MS Capital Partners Adviser Inc., NH Credit Partners III Holdings L.P., NH Expansion Credit Fund Holdings LP, North Haven Credit Partners II L.P., North Haven Credit Partners III L.P., North Haven Senior Loan Fund (ALMA) Designated Activity Company, North Haven Senior Loan Fund L.P., North Haven Senior Loan Fund Offshore L.P., North Haven Senior Loan Fund Unleveraged Offshore L.P., North Haven Tactical Value Fund (AIV) LP, North Haven Tactical Value Fund LP, North Haven Unleveraged Senior Loan Fund (Yen) L.P., NH Senior Loan Fund Offshore Holdings L.P., NH Senior Loan Fund Onshore Holdings LLC, DLF CA SPV LLC, DLF Equity Holdings LLC, DLF SPV LLC, DLF Financing SPV LLC, SL Investment Corp., SLIC CA SPV LLC, SLIC Equity Holdings LLC, SLIC Financing SPV LLC, T Series Middle Market Loan Fund LLC, T Series CA SPV LLC, T Series Equity Holdings LLC, T Series Financing SPV LLC, T Series Financing II SPV LLC, T Series Financing III SPV LLC, North Haven Private Income Fund LLC, North Haven Private Income Fund A LLC, LGAM Private Credit LLC, PIF CA SPV LLC, NHPIF Equity Holdings SPV LLC, Broadway Funding Holdings LLC, PIF Financing SPV LLC, PIF Financing II SPV LLC, PIF A CA SPV LLC, Broadway Funding Holdings II LLC, PIF A Financing SPV LLC, PIF A Equity Holdings LLC, 1585 Koala Holdings LLC, LGAM CA SPV LLC, LGAM Financing SPV LLC, Credit Opportunities (Series M) LP, NH-G 2022 SCSp, North Haven Senior Loan Fund (ALMA) II Designated Activity Company, North Haven Expansion Credit II L.P., North Haven Direct Lending Fund Aggregator L.P., North Haven Credit Partners IV Holdings A L.P., North Haven Credit Partners IV Holdings B L.P., North Haven Tactical Value Fund II Lux AIV-B SCSp, North Haven Tactical Value Fund II Lux AIV-C SCSp, NHTV II Onshore Aggregator LP, North Haven Structured Solutions Fund LP, Morgan Stanley Senior Funding, Inc.

APPLICATION FOR AN ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Please direct all communications, notices and orders to:	Copies to:

Orit Mizrachi, Chief Operating Officer 1585 Broadway, 23rd floor New York, NY 10036 (212) 761-4000 Mark Egnal, Executive Director 1633 Broadway, 29th floor New York, NY 10019 (212) 537-1845

Thomas Friedmann
Dechert LLP
One International Place
100 Oliver St., 40th Floor
Boston, MA 02110
(617) 728-7120

Jonathan Gaines
Dechert LLP
Three Bryant Park,

1095 Avenue of the Americas,
New York, NY 10036
(212) 641-5600

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

Morgan Stanley Direct Lending Fund, MS Capital Partners Adviser Inc., NH Credit Partners III Holdings L.P., NH Expansion Credit Fund Holdings LP, North Haven Credit Partners II L.P., North Haven Credit Partners III L.P., North Haven Senior Loan Fund (ALMA) Designated Activity Company, North Haven Senior Loan Fund L.P., North Haven Senior Loan Fund Offshore L.P., North Haven Senior Loan Fund Unleveraged Offshore L.P., North Haven Tactical Value Fund (AIV) LP, North Haven Tactical Value Fund LP, North Haven Unleveraged Senior Loan Fund (Yen) L.P., NH Senior Loan Fund Offshore Holdings L.P., NH Senior Loan Fund Onshore Holdings LLC, DLF CA SPV LLC, DLF Equity Holdings LLC, DLF SPV LLC, DLF Financing SPV LLC, SL Investment Corp., SLIC CA SPV LLC, SLIC Equity Holdings LLC, SLIC Financing SPV LLC, T Series Middle Market Loan Fund LLC, T Series CA SPV LLC, T Series Equity Holdings LLC, T Series Financing SPV LLC, T Series Financing II SPV LLC, T Series Financing III SPV LLC, North Haven Private Income Fund LLC, North Haven Private Income Fund A LLC, LGAM Private Credit LLC, PIF CA SPV LLC, NHPIF Equity Holdings SPV LLC, Broadway Funding Holdings LLC, PIF Financing SPV LLC, PIF Financing II SPV LLC, PIF A CA SPV LLC, Broadway Funding Holdings II LLC, PIF A Financing SPV LLC, PIF A Equity Holdings LLC, 1585 Koala Holdings LLC, LGAM CA SPV LLC, LGAM Financing SPV LLC, Credit Opportunities (Series M) LP, NH-G 2022 SCSp, North Haven Senior Loan Fund (ALMA) II Designated Activity Company, North Haven Expansion Credit II L.P., North Haven Direct Lending Fund Aggregator L.P., North Haven Credit Partners IV Holdings A L.P., North Haven Credit Partners IV Holdings B L.P., North Haven Tactical Value Fund II Lux AIV-B SCSp, North Haven Tactical Value Fund II Lux AIV-C SCSp, NHTV II Onshore Aggregator LP, North Haven Structured Solutions Fund LP, Morgan Stanley Senior Funding, Inc.

c/o MS Capital Partners Adviser Inc.

1585 Broadway

New York NY 10036
United States

Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d) and 57(a)(4) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

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I.              INTRODUCTION

A.	Requested Relief

Morgan Stanley Direct Lending Fund (“DLF”) (and its related entities identified in Section I.B below) hereby request an order (the “Order”) pursuant to Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”),1 as applicable, and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow a Regulated Fund (defined below) (or any Wholly Owned Investment Sub (defined below) of such Regulated Fund), on the one hand, and one or more other Regulated Funds (or any Wholly Owned Investment Sub of such Regulated Fund) and/or one or more Affiliated Funds (defined below), on the other hand, to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth below in this Application (the “Conditions”).

The Order sought by this Application would supersede the exemptive orders issued by the Commission to Morgan Stanley Direct Lending Fund, et al. on August 2, 2022 (Release No. 34658, August 2, 2022) and September 18, 2020 (Release No. 34016, September 18, 2020) under Sections 17(d) and 57(i) of the Act and Rule 17d-1 under the Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the Act and Rule 17d-1 under the Act (the “Prior Orders”)3 with the result that no person will continue to rely on the Prior Orders if the Order is granted.

No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.

B.            Applicants Seeking Relief:

●	DLF, an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC (defined below) under the Act;

●	SL Investment Corp. (“SLIC”), an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act;

●	T Series Middle Market Loan Fund LLC (“T Series”), an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act;

●	North Haven Private Income Fund LLC (“PIF”), an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act;

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]	Morgan Stanley Direct Lending Fund, et al., (File No. 812-15057) Release No. 33958 (July 28, 2020) (notice), Release No. 34016 (September 18, 2020) (order); Morgan Stanley Direct Lending Fund, et al., (File No. 812-15057) Release No. 34643 (July 6, 2022) (notice), Release No. 34658 (September 18, 2020) (order).

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●	North Haven Private Income Fund A LLC (“PIF A”), an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act;

●	LGAM Private Credit LLC (“LGAM”) and, together with DLF, SLIC, T Series, PIF and PIF A, the “BDCs”), an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the Act;

●	MS Capital Partners Adviser Inc. (“MS Adviser”), an investment adviser that is registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to each of the BDCs and the Existing Affiliated Funds (as defined below and identified on Appendix A hereto), each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(7) of the Act (the “Existing Affiliated Funds”), on behalf of itself and its successors;

●	The Existing Affiliated Funds;

●	DLF CA SPV LLC, DLF Equity Holdings LLC, DLF SPV LLC and DLF Financing SPV LLC, each a wholly owned subsidiary of DLF (together, the “DLF Subs”);

●	SLIC CA SPV LLC, SLIC Equity Holdings LLC and SLIC Financing SPV LLC, each a wholly owned subsidiary of SLIC (together, the “SLIC Subs”);

●	T Series CA SPV LLC, T Series Equity Holdings LLC, T Series Financing SPV LLC, T Series Financing II SPV LLC and T Series Financing III SPV LLC, each a wholly owned subsidiary of T Series (together, the “T Series Subs”);

●	LGAM CA SPV LLC, 1585 Koala Holdings Holdings LLC and LGAM Financing SPV LLC, each a wholly owned subsidiary of LGAM (together, the “LGAM Subs”);

●	PIF A CA SPV LLC, Broadway Funding Holdings II LLC, PIF A Financing SPV LLC, and PIF A Equity Holdings LLC, each a wholly owned subsidiary of PIF A (together, the “PIF A Subs”);

●	The affiliate of the Adviser identified in Appendix A that may, from time to time, hold various financial assets in a principal capacity and that currently intends to participate in the proposed co-investment program (in such capacity, the “Existing MS Proprietary Account”); and

●	PIF CA SPV LLC, Broadway Funding Holdings LLC, PIF Financing SPV LLC, PIF Financing II SPV LLC and NHPIF Equity Holdings SPV LLC, each a wholly owned subsidiary of PIF (together, the “PIF Subs,” and together with the BDCs, the DLF Subs, the SLIC Subs, the T Series Subs, the Existing MS Proprietary Account, the MS Adviser and the Existing Affiliated Funds, the “Applicants”).

C.            Defined Terms

“Adviser” means the MS Adviser and any Future Adviser (defined below).

“Affiliated Fund” means (a) any Existing Affiliated Fund; (b) any MS Proprietary Account; (c) any entity (i) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (ii) that either (x) would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act and (iii) intends to participate in the Co-Investment Transactions; and (d) any employee securities company as defined in Section 2(a)(13) of the Act that (i) is exempt from certain provisions of the Act pursuant to an order granted by the Commission to a predecessor of Morgan Stanley4 under Sections 6(b) and 6(e) of the Act (together with each such entity’s direct and indirect wholly owned subsidiaries) and (ii) intends to participate in the Co-Investment Transactions.

[4]	Morgan Stanley (NYSE:MS) (“Morgan Stanley”) is a global financial services firm whose predecessor companies date back to 1924 and that, through its subsidiaries and affiliates, advises, originates, trades, manages and distributes capital for governments, institutions and individuals. Morgan Stanley is a bank holding company structured as a Delaware corporation that controls the MS Adviser. Morgan Stanley does not currently offer investment advisory services to any person and is not expected to do so in the future. As a result, Morgan Stanley has not been included as an Applicant.

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“BDC” means a business development company under the Act.5

“Board” means the board of directors (or the equivalent) of a Regulated Fund.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies. If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors. The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly Owned Investment Sub) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds (or its Wholly Owned Investment Sub) in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

[5]	Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Sections 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

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“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act.

“Existing Regulated Fund” means DLF, SLIC, T Series, PIF, PIF A and LGAM.

“Follow-On Investments” mean: (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Adviser” means any future investment adviser that (i) is controlled by the MS Adviser, (ii) (a) is registered as an investment adviser under the Advisers Act or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that is controlled by the MS Adviser, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser, if any) is an Adviser, and (c) intends to participate in the Co-Investment Transactions.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“MS Proprietary Account” means the Existing MS Proprietary Account and any account of the Adviser or any affiliate of the Adviser or of any direct or indirect, wholly- or majority-owned subsidiary of the Adviser or its affiliates that, from time to time, may hold various financial assets in a principal capacity and intends to participate in the proposed co-investment program.

“Objectives and Strategies” means with respect to any Regulated Fund, its investment objectives and strategies, as described in its most current filings with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Act, and its most current report to stockholders.

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds (or its Wholly Owned Investment Sub) without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that:

(i)	were acquired prior to participating in any Co-Investment Transaction;

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(ii)	were acquired in transactions in which the only term negotiated by or on behalf of such funds was price; and

(iii)	were acquired either: (x) in reliance on one of the JT No-Action Letters; or (y) in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means (a) the Existing Regulated Fund and (b) the Future Regulated Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.6

“SBIC Subsidiary” means a Wholly Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended (the “SBA Act”), as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)	it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly Owned Investment Sub” means any entity (i) that is wholly owned by an Existing Regulated Fund or a Future Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, 100% of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments and issue debt on behalf or in lieu of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this Application; and (iv) that either (a) would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act or (b) relies on Rule 3a-7 under the Act ..

[6]	In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o).

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II. APPLICANTS

DLF

DLF is a Delaware corporation and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act.

DLF’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle market companies backed by financial sponsors. DLF has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Board of DLF is comprised of six directors, four of whom are Independent Directors of DLF.

B.            SLIC

SLIC is a Delaware corporation and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act.

SLIC’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors. SLIC has elected to be treated as a RIC under Subchapter M of the Code and intends to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Board of SLIC is comprised of six directors, four of whom are Independent Directors of SLIC.

C.            T Series

T Series is a Delaware limited liability company and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act. T Series’ investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors. T Series has elected to be treated as a RIC under Subchapter M of the Code and intends to comply with the requirements to qualify for the tax treatment applicable to RICs. The Board of T Series is comprised of six directors, four of whom are Independent Directors of T Series.

D.            PIF

PIF is a Delaware limited liability company and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act. PIF’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors. PIF has elected to be treated as a RIC under Subchapter M of the Code and intends to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Board of PIF is comprised of six directors, four of whom are Independent Directors of PIF.

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E.             PIF A

PIF is a Delaware limited liability company and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act. PIF’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors. PIF has elected to be treated as a RIC under Subchapter M of the Code and intends to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Board of PIF is comprised of six directors, four of whom are Independent Directors of PIF.

F.             LGAM

LGAM is a Delaware limited liability company and structured as an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the Act. LGAM’s investment objective is to achieve attractive risk-adjusted returns via current income and, to a lesser extent, capital appreciation by investing primarily in directly originated senior secured term loans issued by U.S. middle-market companies backed by financial sponsors. LGAM intends to elect to be treated as a RIC under Subchapter M of the Code and intends to comply with the requirements to qualify for the tax treatment applicable to RICs.

The Board of PIF is comprised of six directors, four of whom are Independent Directors of PIF.

G.             The Wholly Owned Investment Subs

Each of the Wholly Owned Investment Subs were formed specifically for the purpose of procuring financing or otherwise holding investments of the applicable BDC. Pursuant to the documents governing each of the Wholly Owned Investment Subs, MS Adviser, as investment adviser to each of the BDCs, oversees the management of the assets of such Wholly Owned Investment Sub.

H.            Existing Affiliated Funds and Existing MS Proprietary Account

The Existing Affiliated Funds are investment funds each of whose investment adviser and investment sub-adviser (if any) is an Adviser and each of which either would be an investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act. A list of the Existing Affiliated Funds and their strategies is included on Appendix A hereto.

The Existing MS Proprietary Account holds various financial assets in a principal capacity. Morgan Stanley and its affiliates have various business lines that they may operate through wholly- or majority-owned subsidiaries, and the subsidiaries that exist and currently intend to participate in the proposed co-investment program have been included as Applicants herein. The Existing MS Proprietary Account is included in Appendix A.

I.              MS Capital Partners Adviser Inc.

MS Adviser, an investment adviser registered with the Commission under the Advisers Act, serves as the investment adviser for various funds, accounts and strategies, including each of the BDCs and each of the Existing Affiliated Funds. MS Adviser is a corporation formed and existing under the laws of the state of Delaware. MS Adviser is a wholly owned indirect subsidiary of Morgan Stanley and provides portfolio management services to each of the BDCs, including investigating, analyzing, structuring and negotiating potential investments, monitoring the performance of portfolio companies and determining when to dispose of such entities’ investments. MS Adviser has 3 credit investment strategies, including each of the BDCs and each of the Existing Affiliated Funds, and other non-credit strategies. Each of the credit investment strategies has its own investment committee consisting of senior investment professionals. MS Adviser’s investment committee serving each of BDCs consists of ten senior investment professionals of Morgan Stanley.

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The Adviser manages the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and the Act. The Adviser is presented with numerous investment opportunities each year on behalf of its clients and will determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all of its clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act.

The Adviser has established rigorous processes for ensuring compliance with the conditions of the Prior Orders and for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

We acknowledge that some of the Affiliated Funds may not be funds advised by an Adviser because they are MS Proprietary Accounts. MS Proprietary Accounts are balance sheet entities that hold financial assets in a principal capacity. We do not believe that the participation of MS Proprietary Accounts in the Co-Investment Program would raise any regulatory or mechanical concerns different from those discussed with respect to the Affiliated Funds that are clients.

III. ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d), 57(a)(4) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.           Overview

MS Adviser manages, and each Future Advisers will manage, the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the BDC and the registered investment companies, the Act.

Each Adviser is and will be presented with many investment opportunities each year on behalf of its clients and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all of its clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may be joint transactions such that the Advisers may not include a Regulated Fund in the allocation if another Regulated Fund and/or any Affiliated Fund is participating. Once invested in a security, the Regulated Funds and Affiliated Funds often have the opportunity to either complete an additional investment in the same issuer or exit the investment in a transaction that may be a joint transaction. If a Regulated Fund and one or more Affiliated Funds are invested in an issuer, such funds may not participate in a follow-on investment or exit the investment if the terms of the transaction would be a prohibited joint transaction.

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As a result, the Regulated Funds and Affiliated Funds are limited in the types of transactions in which they can participate with each other, and the Regulated Funds often must forego transactions that would be beneficial to investors in the Regulated Funds. Thus, Applicants are seeking the relief requested by the Application for certain initial investments, Follow-On Investments, and Dispositions as described below.

The Applicants discuss the need for the requested relief in greater detail in Section III.C below.

MS Adviser has established, and each Future Adviser will establish, rigorous processes for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.             The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

a. Identification and Consideration of Investment Opportunities

The MS Adviser is, and each Future Adviser will be, organized and managed such that the individual portfolio managers, as well as the teams and committees of portfolio managers, analysts and senior management (“Investment Teams” and “Investment Committees”),7 responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of available opportunities that fall within the then current Board Established Criteria, if any.

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for one or more Regulated Funds and one or more Affiliated Funds. If the requested Order is granted, the Future Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Affiliated Funds or Advisers considering the opportunity for their clients. MS Adviser has established such policies and procedures in connection with this Order. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant portfolio managers, Investment Teams and/or Investment Committees responsible for that Regulated Fund receive sufficient information to allow the Regulated Fund’s Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).8 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the portfolio managers, Investment Teams and/or Investment Committees receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund, working through the applicable portfolio manager, or in conjunction with any applicable Investment Team or Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

[7]	Investment Teams and Investment Committees responsible for an area of investment may include portfolio managers, analysts and senior management from one or more of the Advisers.

[8]	Representatives from each Adviser to a Regulated Fund are members of each Investment Team or Investment Committee, or are otherwise entitled to participate in each meeting of any Investment Team or Investment Committee, that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Team or Investment Committee. The Investment Teams and Investment Committees will keep minutes of their meetings, and such minutes will include reference to the specific investment opportunities considered at the meeting.

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Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Advisers’ allocation policies and procedures will be structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to the Regulated Funds.

b. Order Placement and Allocation General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working through the applicable portfolio manager or in conjunction with any applicable Investment Team or Investment Committee, formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser and any applicable Investment Team or Investment Committee may consider such factors, among others, as investment guidelines, goals or restrictions of the Regulated Fund; capacity of the Regulated Fund; existing allocation to similar strategies and the diversification objectives of the Regulated Fund; tax considerations; legal or regulatory considerations; prohibitions or restrictions under the Act, including the Conditions; and other relevant considerations

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser recommends participating in a Potential Co-Investment Transaction, the investment committees will submit proposed allocations to the allocation committee (which includes the Adviser’s CCO), which will review whether the proposed allocations are in accordance of procedures set forth in the procedures for allocation of private credit investment opportunities and are in accordance with the terms and conditions of this Application. In connection with such review, the allocation committee may consult with Legal & Compliance, Controllers, Risk, Tax and other Morgan Stanley functional support groups as appropriate. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Advisers’ written allocation policies and procedures, by the allocation committee on which senior management and the Adviser’s CCO participate.9 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order.” The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c below.

[9]	The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

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If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.10 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original Internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. The Applicants represent that the allocation review process of each Adviser will be, a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund.

c. Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or one or more Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

A Regulated Fund may participate in Pro Rata Dispositions and Pro Rata Follow-On Investments without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.     Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for a Regulated Fund, and vice versa, for one of two reasons. First, this may occur when the Affiliated Fund or Regulated Fund is not yet fully funded because, when the Affiliated Fund or Regulated Fund desires to make an investment, it must call capital from its investors to obtain the financing to make the investment, and in these instances, the notice requirement to call capital could be as much as ten business days. Accordingly, if a fund has called committed capital from its investors but the investors have not yet funded the capital calls, it may need to delay settlement during the notice period. Second, delayed settlement may also occur where, for tax or regulatory reasons, an Affiliated Fund or Regulated Fund does not purchase new issuances immediately upon issuance but only after a short seasoning period of up to ten business days. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

10            See note 27, below.

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Applicants believe that an earlier or later settlement date does not create any additional risk for the Regulated Funds. As described above, the date of commitment will be the same and all other terms, including price, will be the same. Further, the investments by the Regulated Funds and the Affiliated Funds will be independent from each other, and a Regulated Fund would never take on the risk of holding more of a given security than it would prefer to hold in the event that an Affiliated Fund or another Regulated Fund did not settle as expected.

3.             Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time, the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

a. Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Regulated Fund and each Affiliated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,11 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

11            See note 26, below.

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A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

b. Enhanced Review Follow-Ons

One or more Regulated Funds and one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.             Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order, as discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.3.b. above and governed by Condition 7.

a. Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

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A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Regulated Fund and each Affiliated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;12 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, its approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;13 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

b. Enhanced Review Dispositions

One or more Regulated Funds and/or one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.14 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[12]	See note 27, below.

[13]	In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[14]	However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

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5.             Use of Wholly Owned Investment Subs

An Existing Regulated Fund or a Future Regulated Fund may, from time to time, form one or more Wholly Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the Regulated Fund that owns it and that the Wholly Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants represent that this treatment is justified because a Wholly Owned Investment Sub would have no purpose other than serving as a holding vehicle for the Regulated Fund’s investments and issuing debt on behalf or in lieu of the Regulated Fund (and, in the case of an SBIC Subsidiary, maintaining a license under the SBA Act and issue debentures guaranteed by the SBA) and, therefore, no conflicts of interest could arise between the parent Regulated Fund and the Wholly Owned Investment Sub. The Board of the parent Regulated Fund would make all relevant determinations under the Conditions with regard to a Wholly Owned Investment Sub’s participation in a Co-Investment Transaction, and the Board would be informed of, and take into consideration, any proposed use of a Wholly Owned Investment Sub in the Regulated Fund’s place. If the parent Regulated Fund proposes to participate in the same Co-Investment Transaction with any of its Wholly Owned Investment Subs, the Board of the parent Regulated Fund will also be informed of, and take into consideration, the relative participation of the Regulated Fund and the Wholly Owned Investment Sub.

B. Applicable Law

1.     Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

●     Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

●     Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);15 or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

[15]	Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

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Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9), a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.16

2.     Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

[16]	See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”). Depending on the nature of an Adviser’s sub-advisory role with an Affiliated Fund, it could be deemed to control such Affiliated Fund, which would necessitate the requested relief.

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The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.17 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”18 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”19 Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C. Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Any Future Advisers will be controlled by the MS Adviser. Because an Adviser will be the investment adviser (and sub-adviser, if any) to each Affiliated Fund and Regulated Fund, the Advisers, a Regulated Fund and the Affiliated Funds may be deemed to be a person related to each other Regulated Fund in a manner described by Section 57(b) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and therefore would be prohibited by Section 57(a)(4) (or Section 17(d) in the case of Regulated Funds that are registered under the Act) and Rule 17d-1 from participating in Co-Investment Transactions without the Order.

Further, because the Wholly Owned Investment Subs are or will be controlled by the Regulated Funds, the Wholly Owned Investment Subs would be subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus would also be subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because any MS Proprietary Accounts would be controlled by the Adviser or its affiliates, the MS Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Section 17(d) and/or Section 57(b), as modified by Rule 57b-1, and also prohibited from participating in Co-Investment Transactions with a Regulated Fund.

[17]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488et seq.

[18]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).

[19]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

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D. Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons, including precedents involving proprietary accounts.20 The relief requested in this Application with respect to Follow-On Investments is based on the temporary relief granted by the Commission on April 8, 2020.21 Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A. Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

[20]	See, e.g., Saratoga Investment Advisors, LLC, et al., (File No. 812-15458) Release No. IC-35047 (November 14, 2023) (notice), Release No. IC-35065 (December 12, 2023) (order); 26North BDC, Inc., et al., (File No. 812-15398) Release No. IC-35036 (October 24, 2023) (notice), Release No. IC-35049 (November 15, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al., (File No. 812-15461) Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (order); BC Partners Lending Corporation, et al., (File No. 812-15292) Release No. IC-34849 (March 7, 2023) (notice), Release No. IC-34880 (April 10, 2023) (order); PGIM Private Real Estate Fund, Inc., et al., (File No. 812-15325) Release No. IC-34845 (March 3, 2023) (notice), Release No. IC-34872 (March 30, 2023) (order); Goldman Sachs BDC, Inc., et al. (File No. 812-15237) Investment Company Act Rel. No. 34533 (March 15, 2022) (notice) and Release No. IC-34753 (Nov. 16, 2022) (order); KKR Income Opportunities Fund, et al. (File No. 812-14951-01) Investment Company Act Rel No. IC-34138 (December 11, 2020) (notice) and Release No. IC-34164 (January 5, 2021) (order).

[21]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021).

20

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board of the Existing Regulated Fund, including the Independent Directors of such Existing Regulated Fund, has determined that it is in the best interests of the Existing Regulated Fund to participate in Co-Investment Transactions with the Affiliated Funds because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.22 The Board of the Existing Regulated Fund, including the Independent Directors of such Existing Regulated Fund, also has determined that it is in the best interests of the Existing Regulated Fund and its shareholders to obtain the Order at the earliest possible time and instructed the officers of the Existing Regulated Fund, the Adviser and counsel to use all appropriate efforts to accomplish such goal.

B. Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

[22]	It is anticipated that the Board of each other Regulated Fund will make similar findings before engaging in a Co-Investment Transaction in reliance on the requested Order.

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Additional duties imposed by the Conditions on the Advisers include maintaining written policies and procedures reasonably designed to ensure compliance with the Conditions.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

Applicants believe that this condition will ensure that the Independent Directors will act independently in evaluating Co-Investment Transactions, because the ability of the Adviser or its principals to influence the Independent Directors by a suggestion, explicit or implied, that the Independent Directors can be removed if desired by the Holders will be limited significantly. The Independent Directors shall evaluate and approve any independent party, taking into account its qualifications, reputation for independence, cost to the shareholders, and other factors that they deem relevant.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V. CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.     Identification and Referral of Potential Co-Investment Transactions

(a) The Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b) When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2.     Board Approvals of Co-Investment Transactions

(a) If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b) If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

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(c) After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Fund only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

  (A) the interests of the Regulated Fund’s equity holders; and

  (B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitments of the Affiliated Funds and Regulated Funds are made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

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(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect23 financial benefit to the Advisers, any other Regulated Funds, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3. Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4. General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,24 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5. Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6. Standard Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund or Affiliated Fund25, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

[23]	For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

[24]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

[25]	Any MS Proprietary Account that is not advised by the Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).

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(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Funds.

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;26 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7. Enhanced Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

[26]	In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

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(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv).

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Funds;

(ii) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial27 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8. Standard Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Adviser to each such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

[27]	In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

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(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,28 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii) it is a Non-Negotiated Follow-On Investment.

(c) Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition, the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9. Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

[28]	To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

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(i) the Adviser to each such Regulated Fund or Affiliated Fund, as applicable, will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

28

(iv) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in Section III.A.1.b above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10. Board Reporting, Compliance and Annual Re-Approval.

(a) Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance.

(d) The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

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11. Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12. Director Independence. No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13. Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14. Transaction Fees.29 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15. Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.       PROCEDURAL MATTERS

Pursuant to Rule 0-2(f), each Applicant states that its address is as indicated below:

1585 Broadway

New York, New York 10036

Applicants further state that all written or oral communications concerning this Application should be directed to:

Thomas Friedmann
Dechert LLP

One International Place

100 Oliver St., 40th Floor
Boston, MA 02110
(617) 728-7120

[29]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

30

Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A and Exhibit B.

Applicants request that any questions regarding this Application be directed to the persons listed on the facing page of this Application.

VII.       REQUEST FOR ORDER OF EXEMPTION

For the foregoing reasons, Applicants request that the Commission enter an Order under Sections 17(d) and 57(i) and Rule 17d-1 granting Applicants the relief sought by the Application. Applicants submit that the requested exemption is consistent with the protection of investors.

31

Dated: January 29, 2024

Morgan Stanley Direct Lending Fund

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

MS Capital Partners Adviser Inc.

By:	/s/Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Vice President

NH Credit Partners III Holdings L.P.
By:	MS Credit Partners III GP L.P.
By:	MS Credit Partners III GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

NH Expansion Credit Fund Holdings LP
By:	MS Expansion Credit GP L.P., its general partner
By:	MS Expansion Credit GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Credit Partners II L.P.
By:	MS Credit Partners II GP L.P., its general partner
By:	MS Credit Partners II GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Credit Partners III L.P.
By:	MS Credit Partners III GP L.P., its general partner
By:	MS Credit Partners GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Senior Loan Fund (ALMA) Designated Activity Company
By: MS Capital Partners Adviser Inc., acting as alternative investment manager

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

North Haven Senior Loan Fund L.P.
By:	MS Senior Loan Partners GP L.P., its general partner
By:	MS Senior Loan Partners GP Inc., its general partner

By:	/s/Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Senior Loan Fund Offshore L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Senior Loan Fund Unleveraged Offshore L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Unleveraged Senior Loan Fund (Yen) L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Tactical Value Fund LP
By:	MS Tactical Value Fund GP LP, its general partner
By:	MS Tactical Value Fund GP Inc., its general partner

By:	/s/ Tia Lowe
	Name:	Tia Lowe
	Title:	Executive Director

North Haven Tactical Value Fund (AIV) LP
By:	MS Tactical Value Fund GP LP, its general partner
By:	MS Tactical Value Fund GP Inc., its general partner

By:	/s/ Tia Lowe
	Name:	Tia Lowe
	Title:	Executive Director

NH SENIOR LOAN FUND OFFSHORE HOLDINGS L.P.
By:	North Haven Senior Loan Fund Offshore L.P., its equity holder
By:	MS Capital Partners Adviser Inc., Duly Authorized

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NH SENIOR LOAN FUND ONSHORE HOLDINGS LLC
By:	North Haven Senior Loan Fund L.P., its sole member
By:	MS Senior Loan Partners GP L.P., its general partner
By:	MS Senior Loan Partners GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer

DLF CA SPV LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF EQUITY HOLDINGS LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF spv llc
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF FINANCING SPV LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SL INVESTMENT CORP.

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SLIC CA SPV LLC
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SLIC EQUITY HOLDINGS LLC
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SLIC FINANCING SPV LLC
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES MIDDLE MARKET LOAN FUND LLC

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES CA SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES EQUITY HOLDINGS LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES FINANCING SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

NORTH HAVEN PRIVATE INCOME FUND LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

NORTH HAVEN PRIVATE INCOME FUND A LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

LGAM PRIVATE CREDIT LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

PIF CA SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

NHPIF EQUITY HOLDINGS SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

CREDIT OPPORTUNITIES (SERIES M) LP
By:	NHDL-F1 GP LLC, its general partner

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Authorized Signer

NH-G 2022 SCSP
By:	MS Capital Partners Adviser Inc., acting as alternative investment manager

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Vice President

NORTH HAVEN SENIOR LOAN FUND (ALMA) II
DESIGNATED ACTIVITY COMPANY
By:	MS Capital Partners Adviser Inc., acting as alternative investment manager

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NORTH HAVEN EXPANSION CREDIT II L.P.
By:	MS Expansion Credit II GP LP, its general partner
By:	MS Expansion Credit II GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Jennifer DeFazio
Name:	Jennifer DeFazio
Title:	Authorized Signer

T SERIES FINANCING II SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES FINANCING III SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

BROADWAY FUNDING HOLDINGS LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF FINANCING SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF FINANCING II SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A CA SPV LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

BROADWAY FUNDING HOLDINGS II LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A FINANCING SPV LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A EQUITY HOLDINGS LLC
By: North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

1585 KOALA HOLDINGS LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

LGAM CA SPV LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

LGAM FINANCING SPV LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

NORTH HAVEN DIRECT LENDING FUND AGGREGATOR L.P.

By:	North Haven Direct Lending Fund Aggregator L.P.
By:	MS Direct Lending GP L.P., its general partner
By:	MS Direct Lending GP Inc., its general partner

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Vice President

NORTH HAVEN CREDIT PARTNERS IV HOLDINGS A L.P.
By:	North Haven Credit Partners IV Holdings A L.P.
By:	MS Credit Partners IV GP L.P., its general partner
By:	MS Credit Partners IV GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NORTH HAVEN CREDIT PARTNERS IV HOLDINGS B L.P.
By:	North Haven Credit Partners IV Holdings A L.P.
By:	MS Credit Partners IV GP L.P., its general partner
By:	MS Credit Partners IV GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NORTH HAVEN TACTICAL VALUE FUND II LUX AIV-B SCSP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NORTH HAVEN TACTICAL VALUE FUND II LUX AIV-C SCSP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NHTV II ONSHORE AGGREGATOR LP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NORTH HAVEN STRUCTURED SOLUTIONS FUND LP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

Appendix A

Existing Affiliated Funds and Existing MS Proprietary Account

The Existing Affiliated Funds are investment funds each of whose investment adviser and investment sub-adviser (if any) is MS Adviser and each of which would be an investment company but for Section 3(c)(7) of the Act or relies on Rule 3a-7 under the Act. The following is a list of the Existing Affiliated Funds: The Existing Affiliated Funds are a part of the following three credit investment strategies of MS Adviser. All entities listed below are not registered investment advisers and are fund entities exempt from registration.

The Existing MS Proprietary Account holds various financial assets in a principal capacity. Morgan Stanley and its affiliates have various business lines that they may operate through wholly- or majority-owned subsidiaries, and the subsidiaries that exist and currently intend to participate in the proposed co-investment program have been included as Applicants herein. The Existing MS Proprietary Account is included below.

1. Private Credit — each of the following entities within Private Credit is a Delaware limited partnership, except as otherwise noted below:

(a) NH Senior Loan Fund Onshore Holdings LLC, a Delaware limited liability company

(b) North Haven Senior Loan Fund (ALMA) Designated Activity Company, a private company limited by shares and incorporated in Ireland

(c) North Haven Senior Loan Fund (ALMA) II Designated Activity Company, a private companylimited by shares and incorporated in Ireland

(d) and NH-G 2022 SCSp, a Luxembourg private limited liability company

(e) NH Credit Partners III Holdings L.P.

(f) North Haven Credit Partners II L.P.

(g) North Haven Credit Partners III L.P.

(h) North Haven Senior Loan Fund L.P.

(i) Credit Opportunities (Series M) LP

(j) North Haven Direct Lending Fund Aggregator L.P.

(k) North Haven Credit Partners IV Holdings A L.P.

(l) North Haven Credit Partners IV Holdings B L.P.

(m) North Haven Senior Loan Fund Offshore L.P., a Cayman Islands exempted limited partnership

(n) North Haven Senior Loan Fund Unleveraged Offshore L.P., a Cayman Islands exempted limited partnership

(o) North Haven Unleveraged Senior Loan Fund (Yen) L.P., a Cayman Islands exempted limited partnership

(p) NH Senior Loan Fund Offshore Holdings L.P., a Cayman Islands exempted limited partnership

2. Opportunistic Credit and Equity - each of the following entities within Opportunistic Credit and Equity is a Delaware limited partnership, except as otherwise noted below:

(a) North Haven Tactical Value Fund (AIV) LP

(b) North Haven Tactical Value Fund LP

(c) North Haven Tactical Value Fund II Lux AIV-B SCSP, a Luxembourg special limited partnership

(d) North Haven Tactical Value Fund II Lux AIV-C SCSP, a Luxembourg special limited partnership

(e) NHTV II Onshore Aggregator LP

(f) North Haven Structured Solutions Fund LP

3. Expansion Credit — each of the following entities within Expansion Credit is a Delaware limited partnership:

(a) NH Expansion Credit Fund Holdings LP

(b) North Haven Expansion Credit II L.P.

4. Existing MS Proprietary Account:

(a) Morgan Stanley Senior Funding, Inc.

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated January 29, 2024, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

Morgan Stanley Direct Lending Fund

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

MS Capital Partners Adviser Inc.

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Vice President

NH Credit Partners III Holdings L.P.
By:	MS Credit Partners III GP L.P.
By:	MS Credit Partners III GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

NH Expansion Credit Fund Holdings LP
By:	MS Expansion Credit GP L.P., its general partner
By:	MS Expansion Credit GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Credit Partners II L.P.
By:	MS Credit Partners II GP L.P., its general partner
By:	MS Credit Partners II GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Credit Partners III L.P.
By:	MS Credit Partners III GP L.P., its general partner
By:	MS Credit Partners GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Senior Loan Fund (ALMA) Designated Activity Company
By: MS Capital Partners Adviser Inc., acting as alternative investment manager

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

North Haven Senior Loan Fund L.P.
By:	MS Senior Loan Partners GP L.P., its general partner
By:	MS Senior Loan Partners GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer and Executive Director

North Haven Senior Loan Fund Offshore L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Senior Loan Fund Unleveraged Offshore L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Unleveraged Senior Loan Fund (Yen) L.P.
By:	NH Senior Loan Fund GP Ltd., its general partner

By:	/s/ Campbell Congdon
	Name:	Campbell Congdon
	Title:	Director

North Haven Tactical Value Fund LP
By:	MS Tactical Value Fund GP LP, its general partner
By:	MS Tactical Value Fund GP Inc., its general partner

By:	/s/ Tia Lowe
	Name:	Tia Lowe
	Title:	Executive Director

North Haven Tactical Value Fund (AIV) LP
By:	MS Tactical Value Fund GP LP, its general partner
By:	MS Tactical Value Fund GP Inc., its general partner

By:	/s/ Tia Lowe
	Name:	Tia Lowe
	Title:	Executive Director

NH SENIOR LOAN FUND OFFSHORE HOLDINGS L.P.
By:	North Haven Senior Loan Fund Offshore L.P., its equity holder
By:	MS Capital Partners Adviser Inc., Duly Authorized

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NH SENIOR LOAN FUND ONSHORE HOLDINGS LLC
By:	North Haven Senior Loan Fund L.P., its sole member
By:	MS Senior Loan Partners GP L.P., its general partner
By:	MS Senior Loan Partners GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Chief Operating Officer

DLF CA SPV LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF EQUITY HOLDINGS LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF spv llc
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

DLF FINANCING SPV LLC
By:	Morgan Stanley Direct Lending Fund, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SL INVESTMENT CORP.

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

slic ca spv llc
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SLIC EQUITY HOLDINGS LLC
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

SLIC FINANCING SPV LLC
By:	SL Investment Corp., its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES MIDDLE MARKET LOAN FUND LLC

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES CA SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES EQUITY HOLDINGS LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T SERIES financing spv llc
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

NORTH HAVEN PRIVATE INCOME FUND LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

NORTH HAVEN PRIVATE INCOME FUND a LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

LGAM PRIVATE CREDIT LLC

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

PIF CA SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

NHPIF EQUITY HOLDINGS SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Chief Operating Officer

CREDIT OPPORTUNITIES (SERIES m) lp
By:	NHDL-F1 GP LLC, its general partner

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Authorized Signer

NH-G 2022 SCSP
By:	MS Capital Partners Adviser Inc., acting as alternative investment manager

/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Vice President

NORTH HAVEN SENIOR LOAN FUND (ALMA) ii DESIGNATED ACTIVITY COMPANY
By:	MS Capital Partners Adviser Inc., acting as alternative investment manager

/s/ Debra Abramovitz
Name:	Debra Abramovitz
Title:	Vice President

NORTH HAVEN EXPANSION CREDIT II L.P.
By:	MS Expansion Credit II GP LP, its general partner
By:	MS Expansion Credit II GP Inc., its general partner

/s/ Debra Abramovitz
Name:	Debra Abramovitz
Title:	Chief Operating Officer and Executive Director

MORGAN STANLEY SENIOR FUNDING, INC.

/s/ Jennifer DeFazio
Name:	Jennifer DeFazio
Title:	Authorized Signer

T Series Financing II SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

T Series Financing III SPV LLC
By:	T Series Middle Market Loan Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

Broadway Funding HoldingS LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF FINANCING SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF FINANCING II SPV LLC
By:	North Haven Private Income Fund LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A CA SPV LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

BROADWAY FUNDING HOLDINGS II LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A FINANCING SPV LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

PIF A EQUITY HOLDINGS LLC
By:	North Haven Private Income Fund A LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

1585 KOALA HOLDINGS LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

LGAM CA SPV LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

LGAM FINANCING SPV LLC
By:	LGAM Private Credit LLC, its sole member

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Chief Operating Officer

NORTH HAVEN DIRECT LENDING FUND AGGREGATOR L.P.
By:	North Haven Direct Lending Fund Aggregator L.P.
By:	MS Direct Lending GP L.P., its general partner
By:	MS Direct Lending GP Inc., its general partner

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Vice President

NORTH HAVEN CREDIT PARTNERS IV HOLDINGS A L.P.
By:	North Haven Credit Partners IV Holdings A L.P.
By:	MS Credit Partners IV GP L.P., its general partner
By:	MS Credit Partners IV GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NORTH HAVEN CREDIT PARTNERS IV HOLDINGS B L.P.
By:	North Haven Credit Partners IV Holdings A L.P.
By:	MS Credit Partners IV GP L.P., its general partner
By:	MS Credit Partners IV GP Inc., its general partner

By:	/s/ Debra Abramovitz
	Name:	Debra Abramovitz
	Title:	Vice President

NORTH HAVEN TACTICAL VALUE FUND II LUX AIV-B SCSP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NORTH HAVEN TACTICAL VALUE FUND II LUX AIV-C SCSP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NHTV II ONSHORE AGGREGATOR LP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

NORTH HAVEN STRUCTURED SOLUTIONS FUND LP

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Vice President

EXHIBIT B

Authorization for

Morgan Stanley Direct Lending Fund, SL Investment Corp, T Series Middle Market Loan Fund LLC, North Haven Private Income Fund A LLC, North Haven Private Income Fund LLC, LGAM Private Credit LLC

The undersigned, being all of the members of the Boards of Directors (each, a “Board”) of Morgan Stanley Direct Lending Fund (“MS DLF”) and SL Investment Corp. (“SLIC”), each a Delaware corporation, and T Series Middle Market Loan Fund LLC (“T Series”), North Haven Private Income Fund LLC (“NHPIF”), North Haven Private Income Fund A LLC (“NHPIF A”), and LGAM Private Credit LLC (“LGAM”), each a Delaware limited liability company (each, a “Company” and together, the “Companies”), hereby consents to the taking of the following actions and the adoption of the following resolutions without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware and pursuant to Section 18-302 of the Delaware Limited Liability Company Act and the respective limited liability company agreements of T Series, NHPIF, NHPIF A, and LGAM, as applicable, such actions and resolutions to have the same force and effect as though duly taken and adopted at a meeting of each Board duly called and legally held:

RESOLVED, that the officers of MS DLF be, and each of them hereby is, authorized in the name and on behalf of MS DLF to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of SLIC be, and each of them hereby is, authorized in the name and on behalf of SLIC to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of T Series be, and each of them hereby is, authorized in the name and on behalf of T Series to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of NHPIF be, and each of them hereby is, authorized in the name and on behalf of NHPIF to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of NHPIF A be, and each of them hereby is, authorized in the name and on behalf of NHPIF A to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of LGAM be, and each of them hereby is, authorized in the name and on behalf of LGAM to submit and cause to be filed with the SEC an application for an amendment to a prior order of exemptive relief, in substantially the form attached hereto, with such changes, modifications, or amendments thereto as the officer or officers executing the same (personally or by attorney) may approve as necessary or desirable, such approval to be conclusively evidenced by his, her or their execution thereof; and it is further

RESOLVED, that the officers of each Company be, and each of them acting singly hereby is, authorized to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the officer’s execution thereof to be conclusive evidence of such approval; and it is further

RESOLVED, that the officers of each Company be, and each hereby is, authorized in the name and on behalf of such Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.